Mail Stop 4561

      August 9, 2005


      VIA USMAIL and FAX (972) 836-8033

Mr. Robert J. Werra
General Partner
American Republic Realty Fund I
2800 N. Dallas Parkway, #100
Plano, Texas 75093-5994

      Re:	American Republic Realty Fund I
      Form 10-K for the year ended 12/31/2004
      Filed on 3/31/2005
      File No. 000-11578


Dear Mr. Robert J. Werra:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
      Branch Chief







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